ADVENTRX ANNOUNCES 12-MONTH STABILITY DATA RESULTS FOR ANX-530

SAN DIEGO (September 14, 2010) – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced the results of stability tests performed on samples of ANX-530 (vinorelbine injectable emulsion), or ExelbineTM, manufactured at the Company’s intended commercial manufacturing site. The 12-month stability data are consistent with the stability data collected at 6 and 9 months and will support the Company’s submission of a New Drug Application (NDA) for Exelbine, which the Company expects to take place in the fourth quarter of this year.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are being developed to improve the performance of existing anti-cancer drugs by addressing limitations associated principally with their safety and use. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Examples of forward-looking statements include, but are not limited to, statements regarding ADVENTRX’s submission of an Exelbine NDA. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the risk that future stability testing results do not support comparability between ADVENTRX’s prior and intended commercial manufacturing sites or a commercially-viable expiration dating period; the risk that the FDA does not accept a submitted Exelbine NDA for review, including as a result of identifying clinical or nonclinical reasons for a refusal-to-file or identifying CMC reasons that were not identified in the refusal-to-file of the previously submitted Exelbine NDA; the potential that changes made in transferring the manufacturing process for Exelbine may result in a lack of comparability between the commercial product and the material used in the bioequivalence trial, and that the FDA may require ADVENTRX to perform additional nonclinical, bioequivalence or clinical studies; the potential for the FDA to impose other requirements to be completed before or after approval of an Exelbine NDA; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company:	Investor Relations:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com) 858-552-0866	Lippert/Heilshorn & Associates, Inc. Don Markley (dmarkley@lhai.com) 310-691-7100

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